Exhibit 99
PRESS RELEASE FOR IMMEDIATE RELEASE	October 19, 2004
AVCON INDUSTRIES ENJOYS PROFITABLE NBAA SHOW
- AVCON shows results in excess of $1,500,000 -

[Olathe, Kansas October 19, 2004] - Butler National Corporation (OTC Bulletin Board "BUKS") announces AVCON Industries, a wholly-owned subsidiary of Butler National Corporation, received a tremendous response at this year's National Business Aviation Association show held in Las Vegas, NV, October 12, 13, and 14.

AVCON continued to promote RVSM (Reduced Vertical Separation Minimums) sales with a number of orders during the show as well as making numerous contacts with potential customers. AVCON also received an order for its classic modifications on a Learjet 35. This sale included the R/X (range extension) modification, Raisebeck lockers, and RVSM. We believe the results from this show may exceed $1,500,000 in sales.

Clark Stewart, CEO, comments, "The traffic and interest we saw at our exhibit was phenomenal. Our sales and marketing team was constantly talking with new and existing customers promoting RVSM and our existing business of classic aviation modifications. We signed a number of customer orders at the show and expect many more as a result of our efforts. The team did an exceptional job preparing for this opportunity."

The NBAA show is the business aviation industry's largest and most efficient annual gathering of buyers and sellers. It often is the only yearly opportunity to do direct, side-by-side comparisons of nearly every product and service available to company flight departments. It is the industry's leading venue for new product announcements and introductions. The show reported a record-setting 1,084 exhibiting companies, 87 aircraft on static display, and over 31,000 attendees.

Our Business:

About Avcon Industries, Inc.
Avcon Industries, Inc., a wholly owned subsidiary of Butler National Corporation, offers modification of customer and company owned business-size aircraft from passenger to freighter configuration, addition of aerial photography capability, and stability enhancing modifications for Learjet, Beechcraft, Cessna, and Dassault Falcon aircraft along with other specialized modifications. Avcon also acquires, modifies and resells Aircraft, principally Learjets.

About Butler National Corporation
Butler National Corporation operates in the Aerospace and Services business segments. The Aerospace segment focuses on the manufacturing of support systems for "Classic" commercial and military aircraft including the Butler National TSD for Boeing 737 and 747 Classic aircraft, switching equipment for Boeing/Douglas Aircraft, weapon control systems for Boeing Helicopter and performance enhancement structural modifications for Learjet, Cessna, Dassault and Raytheon business aircraft. Services include electronic monitoring of water pumping stations, temporary employee services, Indian gaming services and administrative management services.
Forward-Looking Information:

The information set forth above may include "forward-looking" information as outlined in the Private Securities Litigation Reform Act of 1995. The Cautionary Statements, filed by the Company as Exhibit 99 to the Company's Annual Report on Form 10-K, are incorporated herein by reference and investors are specifically referred to such Cautionary Statements for discussion of factors, which could affect the Company's operations, and forward-looking statements contained herein.

FOR MORE INFORMATION, CONTACT:

Larry W. Franke, President
Avcon Industries, Inc.
516 North Oliver, P.O. Box 748
Newton, KS 67114

William A. Griffith, Investor Relations
Butler National Corporation
19920 W. 161st Street
Olathe, KS 66062

Jim Drewitz, Public Relations
jdrewitz@comcast.net

Ph (316) 284-2842 Fax (316) 284-2844 Ph (913) 780-9595 Fax (913) 780-5088 Ph (972) 355-6070
For more information, please visit the Company web site: www.butlernational.com -End-